UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report : September 28, 2004

WESCORP ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30095	33-0921967
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

8711 - 50 Street, Edmonton, Alberta, Canada	T6E 5H4
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: 780-482-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Certain statements contained in this Current Report on Form 8-K constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, identified by words such as “plan”, "anticipate," "believe," "estimate," "should," "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements. Such risks and uncertainties include those set forth under Section 2 and elsewhere in this Current Report on Form 8-K. We do not intend to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. We advise you to carefully review the reports and documents we file from time to time with the Securities and Exchange Commission (“SEC”), particularly our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and our current reports on Form 8-K.

SECTION 2 – FINANCIAL INFORMATION.

ITEM 2.01 ACQUISITION OR DISPOSITION OF ASSETS.

Memorandum of Understanding to Form a JV with Ellycrack AS.

Pursuant to a memorandum of understanding signed by the parties on September 21, 2004, Ellycrack AS, of Florø, Norway, and Wescorp Energy Inc. (“Wescorp”) have agreed to form a joint venture to exploit Ellycrack's technologies in the upgrading of heavy oil (the “JV”). The interests of Ellycrack and Wescorp in the JV will be 50/50 and any revenues will be split equally between the parties. Ellycrack has agreed to permit the JV to exclusively use Ellycrack's technologies worldwide free of charge.

Wescorp has the obligation to fund the JV’s work up to the point where the JV has developed and built a commercially viable working prototype. All costs incurred by Wescorp and Ellycrack to that point will be regarded as sunk costs for either party and will not be reimbursed by the JV. The JV will not carry any overhead costs of either of the parent companies.

By the formation of the JV, Wescorp's option pursuant to a letter of intent dated February 10, 2004 to acquire three separate exclusive territorial licenses in Canada, the United States and Mexico to use, develop and exploit Ellycrack’s technologies and intellectual property or sublicense others to do the same in each territory will be terminated and void. See our Current Report on Form 8-K filed on April 9, 2004 for more particulars regarding the letter of intent.

The parties’ main obligations in the JV are as follows:

Ellycrack will be the JV’s R&D organization and support the JV in engineering and design of future plants.

In addition to funding the JV, Wescorp will be its marketing organisation. Wescorp will also be responsible for engineering and production as determined on a case-by-case.

If there is a major change of ownership in either party, then the other party will then automatically obtain a 51% ownership interest in the JV, with corresponding voting rights.

At present Wescorp holds about 13% of the shares in Ellycrack and has an option agreement to increase its position to 25%, which option has been extended indefinitely.

The parties have agreed that the JV will have the exclusive right to exploit any new inventions originating as a result of the cooperation between the parties, free of charge no matter who is the formal inventor. If, however, the JV does not want to exploit new inventions, the inventors or their assignees are free to exploit such inventions themselves or in cooperation with others. It is the JV’s responsibility to pay for all patent costs related to the technologies, old and new.

Ellycrack has developed what is believed to be a cost effective technology in which heavy oil can be upgraded to a “lighter” more commercially saleable oil in a low energy facility which could be located directly at the oil field. Upgrading the oil in the field would allow oil companies to minimise their on-site facilities and transport the upgraded oil directly by pipeline to a refinery instead of the costly process of either diluting the heavy oil with purchased light oil or trucking the heavy oil great distances to be treated.

While the Ellycrack process appears to Wescorp's management to have promise based on test results on crude oil samples including some from the Canadian Tar Sands, management believes the design, construction and operation of a pilot plant in Canada is required in order to assess the feasibility of the use of Ellycrack's technology to the world-wide market.

There can be no assurance that we will be successful in raising the funding necessary to successfully test and exploit Ellycrack’s technology. Wescorp’s obligation to finance the operations of the JV will be terminated if it is apparent after building and testing of the pilot plant that the project for any reason is not economical. In such event the JV will be terminated and all rights to the technologies will be transferred back to Ellycrack.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Exhibit
Number	Description of Exhibit

2.1	Memorandum of Understanding dated September 21, 2004 between the Company and Ellycrack AS

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCORP ENERGY INC.

Date: September 28, 2004	By:	/s/ Douglas E. Biles

Douglas E. Biles
President and Principal Executive Officer